EXHIBIT 99.1
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[THE ESTEE LAUDER COMPANIES INC LOGO]                                       NEWS
                                                                        Contact:
                                                             INVESTOR RELATIONS:
                                                                 DENNIS D'ANDREA
767 Fifth Avenue                                                  (212) 572-4384
New York, NY  10153
                                                                MEDIA RELATIONS:
                                                                    SALLY SUSMAN
                                                                  (212) 572-4430
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FOR IMMEDIATE RELEASE:


                        ESTEE LAUDER COMPANIES ANNOUNCES
                      INCREASE IN SHARE REPURCHASE PROGRAM


NEW YORK, NY, FEBRUARY 15, 2007 - The Estee Lauder Companies Inc. (NYSE: EL) announced that its Board of Directors authorized the repurchase of up to another
20.0 million shares of Class A Common Stock or about 9.6% of the total outstanding common stock. This increases the total authorization to 68.0 million shares, of which 45.1 million have been repurchased to date. The Company has a total of approximately 208.4 million common shares outstanding.

Repurchases will be made from time to time in the open market or in private transactions, and there will be no specific time frame. The repurchased shares will be held as treasury shares and may be used for general corporate purposes including employee stock option programs. Cash on hand or borrowings will be used to fund the purchases.

The forward-looking statements in this press release involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include unexpected changes in the Company's needs for cash, changes in interest rates and changes in law.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, MoAoC, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin(TM), Donald Trump The Fragrance, Grassroots, Sean John, Missoni, Daisy Fuentes and Tom Ford Beauty.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.

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